Investor Relations Contact: Lori Owen Xilinx, Inc. (408) 879-6911 ir@xilinx.com	EXHIBIT 99.1

XILINX REVISES DECEMBER QUARTER GUIDANCE

SAN JOSE, CA, DECEMBER 16, 2008-- Xilinx, Inc. (Nasdaq: XLNX) today revised its guidance for the December quarter of fiscal 2009.

  The Company now expects December quarter sales to be down approximately 6-10% sequentially due to much weaker than anticipated sales in the month of December from a broad base of end markets. This is a revision from previous sales guidance of up 2% to down 2% sequentially.
  The Company continues to expect sales from the wireless communications and defense end markets to increase sequentially.
  Gross margin is expected to be unchanged at 63% to 64%.
  Operating expenses are expected to be approximately $175 - $177 million, lower than the Company’s original forecast of approximately $180 million.
  The Company is experiencing strong demand for its Virtex-5® FPGA family and continues to expect strong sequential sales growth in the December quarter.

There will be no conference call held in conjunction with this release. The company will announce fiscal third quarter results after market close on January 14, 2009.

This release contains forward-looking statements and projections. Forward-looking statements and projections can often be identified by the use of forward-looking words such as “expect,” “may,” “will,” “could,” “believe,” “anticipate,” “estimate,” “continue,” “plan,” “intend,” “project” or other similar words. Undue reliance should not be placed on such forward-looking statements and projections, which speak only as of the date they are made. We undertake no obligation to update such forward-looking statements. Actual events and results may differ materially from those in the forward-looking statements and are subject to risks and uncertainties including the general health of global economies as well as of the semiconductor industry, the health of our end markets and our customers' customers, our ability to forecast end customer demand, customer acceptance of our new products, the ability of our customers to manage their inventories, a high dependence on turns business, more customer volume discounts than expected, greater product mix changes than anticipated, our ability to deliver product in a timely manner, and other risk factors listed in our most recent Forms 10-K and 10-Q.

About Xilinx

Xilinx, Inc. (NASDAQ: XLNX) is the worldwide leader of programmable logic solutions. Additional information about Xilinx is available at http://www.xilinx.com.

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